Exhibit 99.1

CU Bancorp Announces NASDAQ Capital Market Listing

ENCINO, Calif. – October 5, 2012 – CU Bancorp (OTCBB: CUNB), the holding company for California United Bank, today announced that its application to list the Company’s common stock on the NASDAQ Capital Market has been approved by The NASDAQ Stock Market LLC. Trading on NASDAQ is expected to begin with the opening of trading on October 9, 2012 under the ticker symbol “CUNB”.

David I. Rainer, Chairman, President and Chief Executive Officer of CU Bancorp and its subsidiary California United Bank, commented, “Listing on the NASDAQ represents a significant milestone for the Company in enhancing shareholder value. We believe moving our common stock listing to NASDAQ will increase our visibility in the marketplace, resulting in a larger universe of potential investors for the Company and greater liquidity and efficiency in our stock trading. This comes at an exciting time for CU Bancorp as we have recently completed our acquisition and integration of Premier Commercial Bancorp and its subsidiary Premier Commercial Bank, N.A.”

In honor of the transition to NASDAQ, Mr. Rainer, his management team and Board of Directors will ring the opening bell at The NASDAQ Stock Market in Times Square in New York City on Wednesday, October 10, 2012.

About CU Bancorp and California United Bank

CU Bancorp is the holding company for California United Bank, a California state-chartered bank serving Southern California. To view investor and financial information relative to CU Bancorp please visit www.cubancorp.com.

California United Bank, which recently celebrated the seventh anniversary of its opening, provides a full range of financial services, including credit and deposit products, cash management, and internet banking for businesses, non-profits, entrepreneurs, professionals and high net worth individuals throughout Southern California from full service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. Please visit the Bank’s website at www.cunb.com for information on products and services or call (818) 257-7700.

Forward-Looking Statements

This news release contains forward-looking statements about CU Bancorp and California United Bank (collectively referred to as the “Company”), for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see California United Bank’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2011, particularly Part I, Item 1A, titled “Risk Factors.”

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Tricia Ross

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